Exhibit 10.1

TAX RECEIVABLE PURCHASE ADDENDUM
This Purchase Addendum (this “Addendum”) is entered into as of October 23, 2015 between Vantiv, Inc., a Delaware corporation (“Vantiv”), and Fifth Third Bank, a bank chartered under the laws of the State of Ohio (“Fifth Third Bank”).
WHEREAS, Vantiv, Fifth Third Bank and FTPS Partners, LLC (“FTPS”) entered into that certain Tax Receivable Agreement, dated March 21, 2012 (the “Fifth Third TRA”);
WHEREAS, Vantiv, Fifth Third Bank, FTPS, Advent International GPE VI-A and other parties affiliated with Advent International GPE VI-A entered into that certain Tax Receivable Agreement, dated March 21, 2012 (the “NPC TRA” and, together with the Fifth Third TRA, the “TRAs”);
WHEREAS, FTPS liquidated into Fifth Third Bank and Fifth Third Bank has assumed all of FTPS’s rights and obligations under the TRAs; and
WHEREAS, Vantiv desires to make a payment to terminate and settle in full Vantiv’s payment obligations to Fifth Third Bank and FTPS under (i) the Fifth Third TRA with respect to 743(b) Tax Items arising from Covered Exchanges and available in the 2016 Covered Taxable Year and all future Covered Taxable Years and (ii) the NPC TRA with respect to all of the NOLs available in the 2016 NPC Covered Taxable Year and all future NPC Covered Taxable Years.
NOW, THEREFORE, in consideration of the premises, representations, warranties and covenants herein contained, the parties agree as follows:
ARTICLE I
DEFINITIONS
All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Fifth Third TRA. As used in this addendum, the capitalized terms set forth below shall have the following respective meanings.
“Covered Exchanges” shall mean (i) the Exchanges by FTPS on March 21, 2012 and December 6, 2012 and (ii) the Exchange by Fifth Third Bank on December 6, 2012.
“743(b) Tax Attributes” shall mean the Basis Adjustments that have been calculated after taking into account that TRA payments (including the payment hereunder) constitute additional purchase price and generate additional amortizable basis (i.e., the amount payable hereunder has already been “grossed up” for the iterative effects under the respective TRAs and therefore no additional gross up or other payments are or will be due under the respective TRAs).
“743(b) Tax Items” shall mean items of loss or deduction or reduction in gain attributable to the 743(b) Tax Attributes.
“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
“NPC Covered Taxable Year” shall mean any “Covered Taxable Year” as defined in the NPC TRA.
“NOLs” shall mean the “Pre-IPO NOLs” as defined in the NPC TRA but excluding the remaining tax amortization with respect to Code Section 197 intangible assets owned by NPC or its Subsidiaries prior to the IPO.
“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

ARTICLE II
THE PURCHASE

2.1Purchase Payment. Upon and subject to the terms and conditions of this Addendum, Vantiv shall make the payment set forth in Section 2.2(b) below to Fifth Third Bank to terminate and settle in full Vantiv’s payment obligations to Fifth Third Bank and FTPS under (i) the Fifth Third TRA with respect to Covered Exchanges giving rise to 743(b) Tax Items available in the 2016 Covered Taxable Year and all future Covered Taxable Years (including any net operating losses or other tax attributes attributable to the 743(b) Tax Items for such Covered Taxable Years) and (ii) the NPC TRA with respect to all of the NOLs available in the 2016 NPC Covered Taxable Year and all future NPC Covered Taxable Years (the “Purchase”).
2.2The Closing.
(a)The consummation of the Purchase (the “Closing”) shall take place by electronic exchange of documents commencing at 10:00 a.m. Eastern Time on the date hereof (the “Closing Date”).
(b)At the Closing, Vantiv shall make a payment to Fifth Third Bank of $48,866,000 by wire transfer of immediately available funds to the account previously designated by Fifth Third Bank.
2.3Effect on the TRAs. Each of Vantiv and Fifth Third Bank hereby acknowledges and agrees that upon receipt by Fifth Third Bank of the amount to be paid to Fifth Third Bank in accordance with Section 2.2(b) above, Vantiv’s payment obligations to Fifth Third Bank and FTPS under (i) the Fifth Third TRA with respect to Covered Exchanges giving rise to 743(b) Tax Items available in the 2016 Covered Taxable Year and all future Covered Taxable Years (including any net operating losses or other tax attributes attributable to the 743(b) Tax Items for such Covered Taxable Years) and (ii) the NPC TRA with respect to all of the NOLs available in the 2016 NPC Covered Taxable Year and all future NPC Covered Taxable Years are terminated and settled in full.

ARTICLE III
ORDINARY COURSE TRA PAYMENTS

3.1Continuation of the TRAs. Vantiv and Fifth Third Bank hereby acknowledge and agree, as applicable, that (i) any payment obligation of Vantiv under the TRAs not otherwise terminated and settled in full pursuant to this Addendum shall be made pursuant to the terms of the applicable TRA and (ii) except as amended hereby, the TRAs remain in full force and effect with respect to Vantiv, on the one hand, and Fifth Third Bank with respect to those TRAs to which it is a party, on the other hand.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRA PARTIES
Fifth Third Bank represents and warrants to Vantiv that the statements contained in this Article IV are true and correct as of the date of this Addendum.
4.1Authorization of Transaction. Fifth Third Bank has all requisite corporate power and authority to execute and deliver this Addendum and to perform its obligations hereunder. The execution and delivery by Fifth Third Bank of this Addendum and the performance by Fifth Third Bank of its obligations under this Addendum and the consummation by Fifth Third Bank of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Fifth Third Bank. This Addendum has been duly and validly executed and delivered by Fifth Third Bank and this Addendum constitutes the valid and binding obligation of Fifth Third Bank, enforceable against Fifth Third Bank in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.
4.2Noncontravention. Neither the execution and delivery by Fifth Third Bank of this Addendum, nor the consummation by Fifth Third Bank of the transactions contemplated hereby, will (a) conflict with or violate any provision of any of the organizational documents or contractual commitments of Fifth Third Bank, (b) require on the part of Fifth Third Bank any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fifth Third Bank or any of its properties or assets.
4.3Ownership of Rights. Fifth Third Bank has the sole and exclusive rights to receive the payments under the TRAs, and such rights are free and clear of all Security Interests.
4.4Litigation. There is no Legal Proceeding which is pending or has been threatened in writing, or judgment, order or decree outstanding, against or otherwise naming Fifth Third Bank which in any manner challenges or seeks, or would if commenced challenge or seek, to prevent, enjoin, alter or delay the transactions contemplated by this Addendum.
4.5No Additional Representations. Fifth Third Bank acknowledges that neither Vantiv nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Vantiv furnished or made available to Fifth Third Bank and Fifth Third Bank’s representatives except as expressly set forth in this Addendum.
4.6Brokers’ Fees. Fifth Third Bank has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Addendum.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF VANTIV
Vantiv represents and warrants to Fifth Third Bank that the statements contained in this Article V are true and correct as of the date of this Addendum.
5.1Authorization of the Transaction. Vantiv has all requisite corporate power and authority to execute and deliver this Addendum and to perform its obligations hereunder. The execution and delivery by Vantiv of this Addendum, the performance by Vantiv of its obligations under this Addendum and the consummation by Vantiv of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Vantiv. This Addendum has been duly and validly executed and delivered by Vantiv and this Addendum constitutes the valid and binding obligations of Vantiv, enforceable against Vantiv in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.
5.2Noncontravention. Neither the execution and delivery by Vantiv of this Addendum, nor the consummation by Vantiv of the transactions contemplated hereby, will (a) conflict with or violate any provision of the organizational documents of Vantiv, (b) require on the part of Vantiv any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for applicable requirements under federal or state securities statutes, rules or regulations or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Vantiv or any of its properties or assets.
5.3Litigation. There is no Legal Proceeding which is pending or has been threatened in writing, or judgment, order or decree outstanding, against or otherwise naming Vantiv which in any manner challenges or seeks, or would if commenced challenge or seek, to prevent, enjoin, alter or delay the transactions contemplated by this Addendum.
5.4Lack of Payment Restrictions. Neither Vantiv nor any of its Affiliates is a party to any contract or other agreement that by its terms would restrict their ability to make the payment required by this Addendum. Vantiv will not, and will cause its Affiliates not to, enter into any contract or other agreement that by its terms would restrict their ability to make the payment required by this Addendum.
5.5No Additional Representations. Vantiv acknowledges that none of Fifth Third Bank nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Fifth Third Bank furnished or made available to Vantiv and its representatives except as expressly set forth in this Addendum.

5.6Brokers’ Fees. Vantiv has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Addendum.
5.7Compliance with TRAs. Vantiv is and has been in compliance with its obligations under the TRAs in all material respects.

ARTICLE VI
POST-CLOSING COVENANTS
6.1Press Releases and Announcements. The parties will provide each other with advance notice of the expected content and expected timing of any initial press release or initial public announcement by that party relating to the subject matter of this Addendum and will use commercially reasonable efforts to agree on the expected timing, subject in each case to each party’s compliance with applicable law, including the U.S. federal securities laws, rules and regulations.

ARTICLE VII
GENERAL PROVISIONS
7.1General Provisions. Sections 8.01 to 8.09 (including relevant definitions related thereto) of the Fifth Third TRA shall be incorporated by reference herein, mutatis mutandis.
7.2Expenses. Each party shall bear its own costs and expenses incurred in connection with this Addendum and the transactions contemplated hereby.
7.3Tax Treatment. The parties agree that this Addendum shall be treated as an acceleration of the Fifth Third TRA and NPC TRA with respect to the payments that are the subject of this Addendum for U.S. federal income tax purposes, entering into this Addendum shall not be treated as a separate taxable transaction for U.S. federal income tax purposes, and the payment to be made by Vantiv pursuant to this Addendum shall be treated for U.S. federal income tax purposes as a payment pursuant to the TRAs. The amounts payable hereunder have been calculated after taking into account that TRA payments constitute additional purchase price and generate additional amortizable basis (i.e., the amount payable hereunder has already been “grossed up” for the iterative effects under the respective TRAs).

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

VANTIV, INC.

By:	/s/ Charles Drucker
Name:	Charles Drucker
Title:	President & CEO

FIFTH THIRD BANK

By:	/s/ Greg Carmichael
Name:	Greg Carmichael
Title:	President

By:	/s/ Tayfun Tuzun
Name:	Tayfun Tuzun
Title:	CFO

[Signature Page to Tax Receivable Purchase Addendum]

Schedule A
Notices
If to Vantiv:

c/o Vantiv, LLC
8500 Governor’s Hill Drive
Maildrop 1GH1Y1
Cincinnati, OH 45249-1384
Facsimile:    (513) 900-5200
Attention:    Ned Greene
Jared Warner

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Facsimile:    (212) 735-2000
Attention:    David C. Ingles
Stuart M. Finkelstein

If to Fifth Third Bank:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH 45263
Facsimile:    513-534-6236
Attention:    Tayfun Tuzun
Sam Lind
Kevin Lippert
Al Cliffel

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad St.
New York, NY 10004
Facsimile:    212-558-3588
Attention:    Andrew R. Gladin
Ronald E. Creamer